UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 19, 2009

SPORTS SUPPLEMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-150820
(State or other jurisdiction of incorporation)	(Commission File No.)

3500 de Maisonneuve West
Suite 1650
Montreal, Quebec
Canada H3Z 3C1
(Address of principal executive offices and Zip Code)

514-658-6164
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 1.02      TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

     On January 5, 2009, we entered into a stock pledge agreement (the “Agreement”) with Knights Bridge Capital Group Inc. (“Knights Bridge”) as represented by Marlon Muller signing as “PRINCIPAL” for the same company. Under the terms of the Agreement, Knights Bridge, agreed to supply us with $500,000 in funding. Knights Bridge failed to supply the funding. Further, Knights Bridge represented it would collateralize the Agreement with 2,000,000 free trading shares of common stock of Sports Supplement Acquisition Group Inc. Knights Bridge has failed to deliver the 2,000,000 free trading shares of common stock of Sports Supplement Acquisition Group Inc. to us as of this date.

     On March 12, 2009, we called a warrant entered into with Knights Bridge which required Knights Bridge to either exercise its warrant for 3,000,000 shares of common stock for $1,000,000 or the warrant would expire on March 19, 2009. Knights Bridge failed to exercise the warrant by March 19, 2009 and the warrant expired as a matter of law.

ITEM 8.01      OTHER EVENTS

     On March 20, 2009, shareholders representing in excess of 59.00% of the total outstanding shares of common stock voted to reverse split our common stock on the basis of 1 share for each 180 shares outstanding.

     Due to the breach of the Agreement by Knights Bridge and Knights Bridge’s failure to exercise the warrant, all as described in Item 1.02 above, we have been unable to secure the inventory needed to generate revenues equal to historical levels for the ErgoPharm brand.

     Furthermore, the resultant lack of working capital has made it impossible for us to pay our auditors. Accordingly an audit report is not be forthcoming and will not be issued by our auditors until the auditing fees are paid. In the event we are unable to include the audit report in our Form 10-K, which is due March 31, 2009, our stock may be delisted from the Bulletin Board.

     We are currently exploring potential options in order to survive in these difficult times.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 25th day of March 2009.

SPORTS SUPPLEMENT GROUP, INC.

BY:	JAMES KLEIN
James Klein, President, Principal Executive
Officer, Principal Financial Officer, Principal
Accounting Officer, Treasurer and sole member
of the Board of Directors.